Exhibit 10.01
Amendment to Amended and Restated Agreement Respecting Certain Rights of Publicity
     This Amendment (the “Amendment”) to that certain Amended and Restated Agreement Respecting Certain Rights of Publicity dated as of August 31, 1990 (the “Agreement”) is made June 20, 2007 effective as of January 1, 2007 (the “Effective Date”), by and between Peter Norton (“Mr. Norton”), a resident of the state of California, and Symantec Corporation (“Symantec”), a Delaware corporation and the successor to the rights of PNCI under the Agreement (Mr. Norton and Symantec are collectively, “the Parties”) based on the following recitals:
RECITALS
     A. The Agreement requires that Symantec pay royalties in exchange for the right to use Mr. Norton’s Publicity Rights. Since the date of the Agreement, Symantec has made payments to Mr. Norton, which each party acknowledges have all been pursuant to the Agreement and solely and exclusively payment for Symantec’s right to use Mr. Norton’s Publicity Rights, although the parties acknowledge that there is an issue as to whether the amount of past royalties was calculated correctly.
     B. The parties wish to substitute the fixed amount set forth herein as payment for the future right of Symantec to use Mr. Norton’s Publicity Rights (regardless of the extent of Symantec’s use thereof) and to make conforming changes as set forth herein.
AGREEMENTS
     In consideration of the promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree to amend the Agreement as follows:
1. COMPENSATION. The Parties hereby replace Section 3 of the Agreement in its entirety with the following provisions:
“3. COMPENSATION. In addition to the royalties previously paid through December 31, 2006, Symantec will pay Norton a total of $32.6 million, payable monthly by wire transfer on the 15th day of the month from January 2007 through December 2016 according to the following schedule (for the avoidance of doubt, regardless of the frequency of use of any Publicity Rights or net sales related to products bearing any Publicity Rights):

Year	Monthly Payment
2007	$888,888.89
2008	$711,111.11
2009	$533,333.33
2010	$355,555.56
2011	$177,777.78
2012-16	$10,000.00
     No additional amounts will be due for the Publicity Rights after 2016.”

2. CONFORMING AMENDMENTS. Since the payments for Mr. Norton’s Publicity Rights are now fixed, (i) the Audit Rights of Section 4.5 of the Agreement are no longer applicable; (ii) the termination rights under Section 6 of the Agreement are hereby deleted and Symantec’s Publicity Rights license shall continue as a perpetual, irrevocable, non-cancelable, license that is exclusive (both as against Mr. Norton and all other parties) for the duration of Mr. Norton’s life and post-mortem; (iii) notwithstanding Section 7.2 or any other provision of the Agreement, Symantec shall have the rights freely to assign or sublicense without further approval or consent of Mr. Norton or his successors; and (iv) the approval obligations in Sections 2.4 and 2.5 of the Agreement are hereby deleted, Mr. Norton hereby confirms his approval and consent in perpetuity to Symantec’s worldwide registration of any “NORTON” marks or names (for example and without limitation, Norton, Norton AntiVirus, Norton Internet Security and Norton 360) in connection with the packaging, advertising, marketing, sales and promotion of computer software Products and directly related documentation, and Symantec shall have no obligation to obtain Mr. Norton’s approval with respect to any permitted uses of the Publicity Rights, although to the extent that Symantec uses the Publicity Rights it shall at all times maintain the favorable image of Mr. Norton and not use any Publicity Right in a manner that would be objectively demeaning.
3. TRANSITION PROVISIONS. Upon execution of this Agreement, Symantec shall pay Mr. Norton a lump sum equal to (i) any amounts due prior to such execution date under the terms of the amended Section 3 plus (ii) $2,049,242.23, which was calculated by Symantec as the amount which would be due for December 2006 employing the methodology used in prior statements and which Symantec has agreed to pay in settlement of any and all royalties due under the Agreement through December 2006.
4. FURTHER ASSURANCES. The parties mutually agree to execute and deliver all further documents, consents, and actions necessary or appropriate to accomplish the terms hereof or enforce the rights provided herein, the remaining terms of and rights provided in the Agreement, and the terms of and rights provided in the Assignment of Copyright and Other Intellectual Property Rights, which Mr. Norton also executed on August 31, 1990, including executing and delivering any documents and taking all actions which Symantec, its successors and/or assigns may reasonably request (without any cost to Mr. Norton) to effect recordations or registrations in relevant state and national trademark offices of any “NORTON” marks.
5. AGREEMENT OTHERWISE CONTINUES. Except as specifically set forth herein, the terms of the Agreement will continue in full force and effect. All terms used in this Amendment shall have the definitions given to them in the Agreement.
IN WITNESS WHEREOF, the Parties have executed this Amendment as evidenced by the duly authorized signatures below.

Peter Norton	Symantec	Corporation

/s/ Peter Norton	By:	/s/ Enrique Salem

Name:_Enrique Salem
Title: Group President

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